Exhibit 99.1

Under Armour, Inc. 1020 Hull Street Baltimore, MD 21230

CONTACTS Investors: Alex Pettitt Under Armour, Inc. Tel: 410.454.6578

Media: Diane Pelkey Under Armour, Inc. Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS 24% TOP LINE GROWTH AND 28% EPS GROWTH FOR THE

THIRD QUARTER

•	Third Quarter Net Revenues Increased 24.1% to $231.9 Million
•	Third Quarter Net Income Increased 28.1% to $25.7 Million; Diluted EPS of $0.51
•	Third Quarter Income from Operations Increased 37.5% to $46.5 Million
•	Company Revises 2008 Net Revenues Outlook to $750 Million to $765 Million (+24% to +26% over 2007) from $765 Million to $775 Million
•	Company Revises 2008 Income from Operations Outlook to $97.5 Million to $104.5 Million (+13% to +21% over 2007) from $104.5 Million to $105.5 Million

Baltimore, MD (October 28, 2008) – Under Armour, Inc. (NYSE: UA) today announced financial results for the third quarter ended September 30, 2008.

Net revenues increased 24.1% in the third quarter of 2008 to $231.9 million compared with net revenues of $186.9 million in the third quarter of 2007. Third quarter net income increased 28.1% to $25.7 million compared with $20.0 million in the same period of 2007. Diluted earnings per share for the third quarter of 2008 was $0.51 on weighted average common shares outstanding of 49.9 million compared with $0.40 per share on weighted average common shares outstanding of 50.1 million in the third quarter of the prior year.

“Delivering 24% top line growth in the third quarter is a testament to our growth strategy and our connection with the athletes of this generation,” stated Kevin Plank, Chairman and CEO of Under Armour, Inc. “By maintaining our focus on delivering the most compelling technical products to our consumer, we not only strengthen our connection with them but build the foundation to enter new markets.”

Apparel net revenues for the third quarter rose 19.0% to $201.1 million compared with $169.0 million in the same period of the prior year. The Women’s business achieved the strongest percentage rate of growth during the quarter, increasing 27.5% to $50.3 million. Footwear revenues increased to $13.1 million from $2.2 million in the third quarter of 2007, primarily driven by Performance Training Footwear, which launched during the second quarter of 2008.

Gross margin for the third quarter of 2008 was 51.0% compared with 50.6% in the prior year’s quarter primarily due to increased reserves and allowances in the third quarter of 2007 related to discontinued cleated footwear styles. Selling, general and administrative expenses were 31.0% of net revenues in the third quarter of 2008 compared with 32.5% in the prior year. Marketing expense for the third quarter of 2008 was 10.7% of net revenues versus 11.5% in the prior year’s period. The Company still expects to invest in marketing at the high-end of the range of 12% to 13% of net revenues for the full year.

For the first nine months of 2008, net revenues increased 26.5% to $546.0 million compared with $431.7 million in the prior year. Net income for the first nine months of 2008 was $29.9 million compared with $35.7 million in the same period of 2007. Diluted earnings per share for the first nine months of 2008 was $0.60 on weighted average common shares outstanding of 49.9 million compared with $0.71 per share on weighted average common shares outstanding of 49.9 million in the prior year. Based on the seasonality of net revenues and the timing of marketing and other investments, the Company had previously indicated that earnings would be more heavily weighted to the back half of 2008 relative to 2007.

Mr. Plank concluded, “Under Armour is a growth company, and our growth is driven by our demonstrated ability to successfully leverage our positioning as a premium performance brand. The strength of our team and our business model will allow us to grow and invest in the future. We will continue to plan our investments prudently and focus our resources on driving value for the company and our shareholders.”

Balance Sheet Highlights

Inventory totaled $163.6 million at September 30, 2008 compared with $151.8 million at September 30, 2007, an increase of 7.8% over the prior year and a decrease from the inventory balance reported at the end of the second quarter. Based on its current sales forecast, inventory management strategy and supply chain initiatives, the Company continues to expect inventory to grow at a rate below net revenues by the end of the year. Cash, net of debt, was $2.6 million at September 30, 2008 compared with net debt of $0.1 million at September 30, 2007. The Company had $15.0 million in borrowings outstanding under its $100 million revolving credit facility at September 30, 2008.

“Inventory control has been a major focus for the organization,” stated Wayne Marino, Chief Operating Officer. “We set specific, measurable goals for inventory and aligned the leadership of the company against those goals. Discipline and process improvement have led to the team’s successful delivery on those expectations. By year end, we still anticipate inventory growth to remain below the rate of revenue growth, and for 2009, we are striving for improved inventory efficiency. Our focus remains on building the infrastructure of the company to support the vision of the Brand.”

Outlook for 2008

While the Company has delivered strong results for the first nine months of the year, the Company is revising its 2008 outlook based on the current economic environment. The Company is revising its 2008 net revenues outlook to $750 million to $765 million, an increase of 24% to 26% over 2007. Additionally, the Company is revising its 2008 income from operations outlook to $97.5 million to $104.5 million, an increase of 13% to 21% over 2007. The Company had previously anticipated 2008 net revenues in the range of $765 million to $775 million and 2008 income from operations in the range of $104.5 million to $105.5 million.

Conference Call and Webcast

Under Armour will host a conference call and webcast to discuss its financial results today, October 28th, at 8:30 a.m. ET. This call will be webcast live at investor.underarmour.com and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company’s financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to forecast and manage our growth effectively; our ability to develop and launch effectively new or updated products; our ability to accurately forecast consumer demand for our products; changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and our ability to maintain effective internal controls. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter and Nine Months Ended September 30, 2008 and 2007

(Unaudited; in thousands, except per share amounts)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 9/30/08	% of Net Revenues	Quarter Ended 9/30/07	% of Net Revenues	Nine Months Ended 9/30/08	% of Net Revenues	Nine Months Ended 9/30/07	% of Net Revenues
Net revenues	$231,946	100.0%	$186,863	100.0%	$545,965	100.0%	$431,723	100.0%
Cost of goods sold	113,679	49.0%	92,346	49.4%	281,959	51.6%	217,526	50.4%

Gross profit	118,267	51.0%	94,517	50.6%	264,006	48.4%	214,197	49.6%
Operating expenses
Selling, general and administrative expenses	71,788	31.0%	60,708	32.5%	209,954	38.5%	156,186	36.2%

Income from operations	46,479	20.0%	33,809	18.1%	54,052	9.9%	58,011	13.4%
Other income (expense), net	(1,736)	(0.7%)	674	0.4%	(2,012)	(0.4%)	2,868	0.7%

Income before income taxes	44,743	19.3%	34,483	18.5%	52,040	9.5%	60,879	14.1%
Provision for income taxes	19,080	8.2%	14,453	7.8%	22,132	4.0%	25,196	5.8%

Net income	$25,663	11.1%	$20,030	10.7%	$29,908	5.5%	$35,683	8.3%

Net income available per common share
Basic	$0.53		$0.42		$0.62		$0.74
Diluted	$0.51		$0.40		$0.60		$0.71

Weighted average common shares outstanding
Basic	48,647		48,183		48,529		47,926
Diluted	49,934		50,085		49,908		49,929

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 9/30/08	Quarter Ended 9/30/07	% Change	Nine Months Ended 9/30/08	Nine Months Ended 9/30/07	% Change
Men’s	$131,956	$112,950	16.8%	$279,105	$242,429	15.1%
Women’s	50,311	39,467	27.5%	105,093	82,661	27.1%
Youth	18,818	16,603	13.3%	42,282	34,821	21.4%

Total apparel	201,085	169,020	19.0%	426,480	359,911	18.5%
Footwear	13,065	2,158	505.4%	75,629	34,086	121.9%
Accessories	8,896	7,638	16.5%	22,264	20,010	11.3%

Total net sales	223,046	178,816	24.7%	524,373	414,007	26.7%
Licensing revenues	8,900	8,047	10.6%	21,592	17,716	21.9%

Total net revenues	$231,946	$186,863	24.1%	$545,965	$431,723	26.5%

Under Armour, Inc.

As of September 30, 2008, December 31, 2007 and September 30, 2007

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 9/30/08	As of 12/31/07	As of 9/30/07
Assets
Cash and cash equivalents	$40,152	$40,588	$14,473
Accounts receivable, net	151,086	93,515	128,334
Inventories	163,612	166,082	151,760
Prepaid expenses, income taxes receivable and other current assets	19,571	11,642	13,967
Deferred income taxes	13,364	10,418	11,441

Total current assets	387,785	322,245	319,975

Property and equipment, net	70,645	52,332	47,624
Intangible assets, net	5,877	6,470	6,856
Deferred income taxes	6,703	8,173	8,447
Other non-current assets	3,876	1,393	1,368

Total assets	$474,886	$390,613	$384,270

Liabilities and Stockholders’ Equity
Revolving credit facility	$15,000	$—	$10,000
Accounts payable, income taxes payable and accrued expenses	106,704	91,123	105,576
Current maturities of long term debt	7,602	4,576	2,612
Deferred income taxes	418	—	—

Total current liabilities	129,724	95,699	118,188

Long term debt, net of current maturities	14,962	9,756	2,003
Other long term liabilities	10,425	4,673	3,300

Total liabilities	155,111	110,128	123,491

Total stockholders’ equity	319,775	280,485	260,779

Total liabilities and stockholders’ equity	$474,886	$390,613	$384,270